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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
  Hendricks      Craig        R.              Statement                     Trading Symbol                      of Original
  ------------------------------------------      (Month/Day/Year)         LSI Communications, Inc. (LSIM)       (Month/Day/Year)
     (Last)     (First)     (Middle)             07/13/00                ----------------------------------           N/A
   112 West Business Park Drive            ----------------------------  5. Relationship of Reporting        -----------------------
  -----------------------------------------3. IRS Identification            Person to Issuer                 7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
  Draper             UT         84020         Person, if an Entity           X Director     X  10% Owner         applicable line)
  ------------------------------------------      (Voluntary)               ----            ----               X  Form filed by
      (City)      (State)      (Zip)       ----------------------------      X  Officer         Other         --- One Reporting
                                                                            ----(give title ----(specify          Person
                                                                                 below)          below)           Form filed by
                                                                                                              --- More than One
                                                                                      President and               Reporting Person
                                                                                  Chief Executive Officer
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    Common Stock                                   2,894,604                         D                              N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Warrants                        1/1/01    3/1/01           Common Stock  869,318    .0073 of           D            N/A
                                                                                    Coaching
                                                                                    Institute, Inc.
                                                                                    Common Stock
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Explanation of Responses:

                                                                                      /s/ Craig R. Hendricks              07/12/00
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.